As filed with the Securities and Exchange Commission on March 25, 2013

Registration No. 333-187006

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWBRIDGE BANCORP
(Exact name of registrant as specified in its charter)

NORTH CAROLINA	56-1348147
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410
(336) 369-0900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pressley A. Ridgill
President and Chief Executive Officer
NewBridge Bancorp

1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410
(336) 369-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Robert A. Singer, Esq.

Iain MacSween, Esq.

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

230 N. Elm Street, Suite 2000

Greensboro, North Carolina 27401

(336) 373-8850

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Class A Common Stock, no par value per share (3)	12,788,010	$5.69	$72,763,777	$7,452 (4)	(5)
Class B Common Stock, no par value per share (and underlying shares of Class A Common Stock)	3,186,748	$5.69	$18,132,596	$2,473 (5)

(1)	In accordance with Rule 416, there is being registered hereunder such indeterminate number of additional shares of Class A Common Stock and Class B Common Stock as may be issued from time to time with respect to shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of our Class A Common Stock, no par value (“Class A Common Stock”), of $5.69 on February 27, 2013 on the NASDAQ Global Select Market pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). With respect to the Class B Common Stock, no par value (the “Class B Common Stock”), the registration fee is calculated based on such average value of the Class A Common Stock underlying the Class B Common Stock. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

(3)	Includes 3,186,748 shares of Class A Common Stock underlying the shares of Class B Common Stock. The Class B Common Stock may be converted into Class A Common Stock at the option of a transferee that is not the initial holder or an affiliate thereof, and who acquired the shares in an approved transfer.

(4)	No separate consideration will be received for the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the Selling Securityholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED MARCH 25, 2013

NEWBRIDGE BANCORP

12,788,010 Shares of Class A Common Stock (voting)

(Including 3,186,748 Shares Underlying the Class B Common Stock)

and

3,186,748 Shares of Class B Common Stock (non-voting)

This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons (and their transferees) identified under the heading “Selling Securityholders” on page 11 of this prospectus who currently own such securities or may acquire such securities upon the conversion of securities currently held.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors on page 3 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities. See “Information Incorporated by Reference” on page 17.

This prospectus covers the following securities:

●	12,788,010 shares of our Class A Common Stock, no par value (“Class A Common Stock”), including 3,186,748 shares issuable upon conversion of our Class B Common Stock; and

●	3,186,748 shares of our Class B Common Stock, no par value (“Class B Common Stock”); and

When used in this prospectus, the term “Securities” and “Common Stock” each refer to the shares of Class A Common Stock and Class B Common Stock.

On November 1, 2012, we entered into securities purchase agreements (the “Securities Purchase Agreements”) with investors, and on November 30, 2012, we completed the private placement (the “Private Placement”) in which we issued a total of 422,456 shares of our Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) and 140,217 shares of our Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”). Following shareholder approval of the conversion of the Series B Preferred Stock into Class A Common Stock, and the Series C Preferred Stock into Class B Common Stock on February 20, 2013, such conversions occurred on February 22, 2013. The Series B Preferred Stock and Series C Preferred Stock are no longer outstanding.

The Selling Securityholders who may sell or otherwise dispose of the Securities are initial investors (or the permitted affiliate and other transferees of such investors) in the Private Placement, described above. The Selling Securityholders may offer the Securities from time to time directly or through one or more underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices determined at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale are within the respective Selling Securityholders’ sole discretion, subject to certain restrictions. See “Plan of Distribution” on page 14 of this prospectus.

We will not receive any proceeds from the sale of Securities by the Selling Securityholders.

Shares of our Class A Common Stock are traded on the NASDAQ Global Select Market under the symbol “NBBC”. The closing sale price of our Class A Common Stock as reported on the NASDAQ Global Select Market on February 28, 2013 was $5.88 per share. Our Class B Common Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listings. In the event we were to seek such listings, there is no guarantee that any established securities exchange or quotation system would accept the Class B Common Stock for listing.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

 ___________________

This date of this prospectus is March 25, 2013.

___________________

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1

PROSPECTUS SUMMARY	2

OUR COMPANY	2

THE OFFERING	2

RISK FACTORS	4

SUMMARY OF THE UNDERLYING TRANSACTION	4

USE OF PROCEEDS	4

DIVIDEND POLICY	4

DESCRIPTION OF CAPITAL STOCK	5

SELLING SECURITYHOLDERS	11

PLAN OF DISTRIBUTION	14

LEGAL MATTERS	17

EXPERTS	17

INTERESTS OF NAMED EXPERTS AND COUNSEL	17

INFORMATION INCORPORATED BY REFERENCE	17

WHERE YOU CAN FIND MORE INFORMATION	18

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Securityholders are not making an offer to sell the Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. The Company’s business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “NewBridge Bancorp,” the “Company,” “we,” “us,” “our,” or similar references, mean NewBridge Bancorp. References to the “Bank” means our wholly owned banking subsidiary, NewBridge Bank.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain forward-looking statements about our financial condition, results of operations and business. These statements represent our expectations and beliefs, including but not limited to our operations, performance, financial condition, growth and strategies. Forward-looking statements are identified by words such as “expects,” “anticipates,” “should,” “estimates,” “believes” and variations of these words and other similar statements. Investors should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These forward-looking statements involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from current projections depending on a variety of important factors, including without limitation:

•	recently enacted legislation, or legislation enacted in the future, or any proposed federal programs may subject us to increased regulation and may adversely affect us;

•	the strength of the United States economy generally, and the strength of the local economies in which we conduct operations, may be different than expected, resulting in, among other things, a continued deterioration in credit quality, including the resultant effect on our loan portfolio and allowance for credit losses;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”);

•	inflation, deflation, interest rate, market and monetary fluctuations;

•	adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate and market liquidity conditions) and the impact of such conditions on our capital markets and capital management activities;

•	the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

•	the willingness of customers to accept third party products marketed by us;

•	the willingness of customers to substitute competitors’ products and services for our products and services and vice versa;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking and securities);

•	technological changes;

•	changes in consumer spending and saving habits;

•	the effect of corporate restructurings, acquisitions and/or dispositions, and the failure to achieve the expected revenue growth and/or expense savings from such corporate restructurings, acquisitions and/or dispositions;

•	the current stresses in the financial and real estate markets, including possible continued deterioration in property values;

•	unanticipated regulatory or judicial proceedings;

•	the impact of changes in accounting policies by the Securities and Exchange Commission (the “SEC”);

•	adverse changes in financial performance and/or condition of our borrowers which could impact repayment of such borrowers’ outstanding loans; and

•	our success at managing the risks involved in the foregoing.

We urge investors to review carefully the section of this prospectus entitled “Risk Factors” in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements speak only as of the date on which such statements were made. We do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Securities. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the Securities is appropriate for you.

Our Company

We are a bank holding company incorporated under the laws of the State of North Carolina and registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Our principal asset is stock of our banking subsidiary, NewBridge Bank. The Bank operates under the rules and regulations of and is subject to examination by the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks. The Bank is also subject to certain regulations of the Federal Reserve governing the reserves to be maintained against deposits and other matters.

Through its branch network, the Bank provides a wide range of banking products to small- to medium-sized businesses and retail clients in its market areas, including interest bearing and noninterest bearing demand deposit accounts, certificates of deposits, individual retirement accounts, overdraft protection, personal and corporate trust services, safe deposit boxes, online banking, corporate cash management, brokerage, financial planning and asset management, and secured and unsecured loans. The Bank’s primary market area is the Piedmont Triad Region of North Carolina. As of December 31, 2012, the Bank operated 30 branch offices in its two markets: the Piedmont Triad Region and the Coastal Region of North Carolina. The Bank also has loan production offices in Winston-Salem, Asheboro, Morganton, Raleigh, and Charlotte, North Carolina.

At December 31, 2012, our assets totaled $1.71 billion, and we had 442 employees, including 408 full time employees.

Our principal executive offices are located at 1501 Highwoods Boulevard, Suite 400, Greensboro, NC 27410. The telephone number of our principal executive offices is (336) 369-0900. Our website is www.newbridgebank.com. Information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus.

THE OFFERING

The following summary of the offering contains basic information about the offering and the Securities, and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Securities, please refer to the section of this prospectus entitled “Description of Capital Stock.”

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Maximum number of shares of Class A Common Stock offered by the Selling Securityholders	9,601,262 shares of Class A Common Stock issued by us on February 22, 2013 upon the conversion of the outstanding shares of Series B Preferred Stock, and 3,186,748 shares of Class A Common Stock underlying the Class B Common Stock, as described in “Summary of the Underlying Transactions.”

Maximum number of shares of Class B Common Stock offered by the Selling Securityholders	3,186,748 shares of Class B Common Stock issued by us on February 22, 2013 upon the conversion of the outstanding shares of Series C Preferred Stock, as described in “Summary of the Underlying Transactions.”

Shares Outstanding as of February 28, 2013

25,257,130 shares of Class A Common Stock.

3,186,748 shares of Class B Common Stock.

52,372 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”).

In addition, we have reserved 3,186,748 shares of Class A Common Stock for future issuance upon the conversion of our Class B Common Stock, and an additional 2,567,255 shares of our Class A Common Stock for future issuance upon the exercise of the warrant issued to the U.S. Department of the Treasury (“Treasury”) as part of its Capital Purchase Program (the “TARP Warrant”). Additional shares of our Class A Common Stock have also been reserved for issuance in connection with awards under our stock-based compensation plans.

Convertibility of Class B Common Stock into our Class A Common Stock	Shares of Class B Common Stock may be converted into shares of Class A Common Stock on a one-for-one basis only after the shares of Class B Common Stock are transferred to third parties that are not affiliated with the initial holders of our Series C Preferred Stock. The Class B Common Stock may only be transferred through one or more of the following options: (i) to an affiliate of the initial holder; (ii) in a widespread public distribution; (iii) to a person that would control more than 50% of any class of our outstanding “voting securities” (as defined in the BHCA and any rules or regulations promulgated thereunder) without any transfer from the transferor; or (iv) in which no transferee (or group of associated transferees) would receive 2% or more of any class of our voting securities outstanding at such time.

Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales. We intend to use the net proceeds from the Private Placement to (i) repurchase and redeem the TARP Preferred Stock and repurchase the TARP Warrant, (ii) support the Bank’s disposition of selected classified and non-performing assets in accordance with the Bank’s asset disposition plan and (iii) support our operations and the operations of the Bank, while maintaining our capital ratios and those of the Bank at levels above those required to be considered well-capitalized for regulatory purposes.

NASDAQ Global Select Market Symbol

NBBC (Class A Common Stock)

The Class B Common Stock is not listed, and we do not intend to list it on any market.

The TARP Preferred Stock is not listed, and we do not intend to list it on any market.

Risk Factors	An investment in our securities involves certain risks. You should carefully consider the risks described under “Risk Factors” on page 3 of this prospectus, as well as the risk factors and other information included or incorporated by reference into this prospectus, including our financial statements and the notes thereto, before making an investment decision.

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RISK FACTORS

Investing in our securities involves risks that could affect us and our business as well as our industry generally. Please see the “Risk Factors” section in our most recently filed Annual Report on Form 10-K for the year ended December 31, 2012 (our “Annual Report”), which is incorporated by reference into this document, as updated and supplemented by our filings with the SEC. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports and current reports, which are also incorporated by reference into this document. Although we believe that we have discussed key factors under the caption “Risk Factors” in our Annual Report and Quarterly Reports on Form 10-Q that are incorporated by reference into this document, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. Before purchasing any of our Securities, you should carefully consider the risks discussed herein and in our Annual Report, and the other information in this prospectus, as well as any future filings that are incorporated by reference herein and any related free writing prospectus. Each of the risks described could result in a material decrease in the value of our Securities and your investment in them.

SUMMARY OF THE UNDERLYING TRANSACTION

On November 1, 2012, we entered into Securities Purchase Agreements with investors, and on November 30, 2012, we completed the Private Placement in which we issued a total of 422,456 shares of Series B Preferred Stock and 140,217 shares of Series C Preferred Stock. Following shareholder approval of the conversion of the Series B Preferred Stock into Class A Common Stock, and the Series C Preferred Stock into Class B Common Stock on February 20, 2013, such conversions occurred on February 22, 2013.

All fractional shares arising in the conversion of the Series B Preferred Stock and Series C Preferred Stock were settled in cash based upon the closing price of our Class A Common Stock on February 20, 2013. The Series B Preferred Stock and Series C Preferred Stock are no longer outstanding.

Shares of Class B Common Stock may be converted into an equal number of shares of Class A Common Stock at the option of a transferee that is not the initial holder or an affiliate thereof, and who acquired the shares in an approved transfer. See “Description of Capital Stock – Common Stock” for more information regarding our Class A Common Stock and Class B Common Stock.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the Selling Securityholders. We will not receive any of the proceeds from such sales. We intend to use the net proceeds from the Private Placement to (i) repurchase and redeem the TARP Preferred Stock and repurchase the TARP Warrant, (ii) support the Bank’s disposition of selected classified and non-performing assets in accordance with the Bank’s asset disposition plan and (iii) support our operations and the operations of the Bank, while maintaining our capital ratios and those of the Bank at levels above those required to be considered “well-capitalized” for regulatory purposes.

DIVIDEND POLICY

Also, we may not pay dividends on our Common Stock if we are in default or have elected to defer payments of interest under our junior subordinated debentures.

Subject to the preferential dividend rights of our outstanding preferred stock from time to time, and so long as we are not in default or have elected to defer payments of interest under our junior subordinated debentures, holders of our Class A Common Stock are entitled to receive, to the extent permitted by law, such distributions as may be declared from time to time by our Board of Directors out of legally available funds. Holders of our Class B Common Stock are entitled to receive such permitted distributions as may be declared from time to time by our Board on our Class A Common Stock. If a distribution is declared and paid with respect to our Class A Common Stock, then our Board will declare and pay an equivalent distribution, on a per share basis, on our Class B Common Stock. Notwithstanding the foregoing, no distribution payable in Class A Common Stock or rights or warrants to subscribe for Class A Common Stock shall be declared on our Class B Common Stock and no dividend payable in Class B Common Stock or rights or warrants to subscribe for Class B Common Stock shall be declared on Class A Common Stock, but instead, in the case of such a dividend, each class shall receive such dividend in like stock or rights or warrants to subscribe for like stock. The ability of our Board to declare and pay dividends on our Common Stock is subject to the terms of applicable North Carolina law, banking regulations and the terms of our participation in Treasury’s Capital Purchase Program.

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The declaration and payment of future dividends to holders of our Common Stock will also depend upon our earnings and financial condition, our capital requirements and the capital requirements of the Bank, regulatory conditions and other factors as our Board of Directors may deem relevant. We do not currently pay any cash dividends to our common shareholders. See also “Common Stock – Distributions” and “TARP Preferred Stock – Dividend Rights” under the heading “Description of Capital Stock” for additional information concerning payment of dividends.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the terms of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act (“NCBCA”), federal law, our articles of incorporation, as amended (“Amended Articles”), and our Bylaws. Copies of our Amended Articles and Bylaws have been filed with the SEC and are also available upon request from us.

Common Stock

General. Our Amended Articles authorize the issuance of 100,000,000 shares of Common Stock, of which 90,000,000 shares are designated Class A Common Stock and 10,000,000 shares are designated Class B Common Stock. Neither our Class A Common Stock nor our Class B Common Stock has a par value. As of February 28, 2013, there were 25,257,130 shares of Class A Common Stock issued and outstanding, held by approximately 5,967 beneficial owners, including 2,934 holders of record, and 3,186,748 shares of Class B Common Stock issued and outstanding, held by seven beneficial owners. In addition, as of February 28, 2013, 4,157,034 shares of our Class A Common Stock were reserved for issuance pursuant to our stock compensation plans and the TARP Warrant, and 3,186,748 shares of our Class A Common Stock were reserved for issuance upon the conversion of the Class B Common Stock.

Our Class A Common Stock is listed and traded on the NASDAQ Global Select Market under the symbol “NBBC.” We have no plans to list our Class B Common Stock on any national stock exchange. Outstanding shares of our Common Stock are validly issued, fully paid and non-assessable.

Identical Rights. Except as to voting rights, shares of Class B Common Stock have the same preferences, limitations and relative rights as, share ratably with and are identical in all respects to shares of Class A Common Stock as to all matters.

Voting Rights. Whereas shares of Class A Common Stock have unlimited voting rights, with each share being entitled to one vote, shares of Class B Common Stock have no voting rights except that the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class, shall be required to amend (including by merger or otherwise) the Amended Articles, to significantly and adversely affect the designation, preferences, limitations or relative rights of all or part of the shares of Class B Common Stock, and as otherwise required by law. Shareholders are not entitled to cumulate their votes for the election of directors. In uncontested elections, directors are elected by a majority of the votes cast. In contested elections, directors are elected by a plurality of the votes cast.

Distributions. Subject to the preferential dividend rights of our outstanding preferred stock from time to time, and so long as we are not in default or have elected to defer payments of interest under our junior subordinated debentures, holders of our Class A Common Stock are entitled to receive, to the extent permitted by law, such distributions as may be declared from time to time by our Board of Directors out of legally available funds. Holders of our Class B Common Stock are entitled to receive such permitted distributions as may be declared from time to time by our Board on our Class A Common Stock. If a distribution is declared and paid with respect to our Class A Common Stock, then our Board will declare and pay an equivalent distribution, on a per share basis, on our Class B Common Stock. Likewise, if our Board declares and pays a distribution on our Class B Common Stock, it will declare and pay an equivalent distribution, on a per share basis, on our Class A Common Stock. Notwithstanding the foregoing, no distribution payable in Class A Common Stock or rights or warrants to subscribe for Class A Common Stock will be declared on our Class B Common Stock and no dividend payable in Class B Common Stock or rights or warrants to subscribe for Class B Common Stock will be declared on Class A Common Stock, but instead, in the case of such a dividend, each class will receive such dividend in like stock or rights or warrants to subscribe for like stock.

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The ability of our Board of Directors to declare and pay dividends on our Common Stock is subject to the terms of applicable North Carolina law, banking regulations and the terms of our participation in the Treasury’s Capital Purchase Program. Our principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from the Bank. A North Carolina commercial bank, such as NewBridge Bank, is prohibited from paying dividends if, after making such distribution, it would be “undercapitalized,” under applicable federal regulatory capital standards. Also, we may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our junior subordinated debentures.

The declaration and payment of future dividends to holders of our Common Stock will also depend upon our earnings and financial condition, the capital requirements of the Bank, regulatory conditions and other factors as our Board of Directors may deem relevant.

Dissolution. In the event of our dissolution, after distribution in full of the preferential amounts to be distributed to the holders of shares of our outstanding preferred stock, holders of our Common Stock will be entitled to receive all of our net assets of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them.

Adjustments. In the event of any stock split, combination or other reclassification of shares of either the Class A Common Stock or the Class B Common Stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of Class A Common Stock will receive only shares of Class A Common Stock, and holders of Class B Common Stock will receive only shares of Class B Common Stock.

Conversion. Any holder of shares of Class B Common Stock may convert any number of shares of Class B Common Stock into an equal number of shares of Class A Common Stock at the option of the holder; provided, however, that each share of Class B Common Stock will not be convertible in the hands of or at the election of the initial holder or any affiliate of such initial holder and will only be convertible by a transferee and in connection with or after a transfer to a third party unaffiliated with such initial holder and that complies with the transfer restrictions described in this paragraph. Shares of Class B Common Stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the initial holder, (ii) in a widespread public distribution, (iii) in a transfer to a person that would control more than 50% of any class of our outstanding voting securities without any transfer from the transferor, or (iv) in a transfer in which no one transferee (or group of associated transferees) would receive 2% or more of our voting securities then outstanding. In connection with a transfer pursuant to clauses (ii), (iii) or (iv) above, the transferor of the Class B Common Stock is entitled to surrender to us the shares of the Class B Common Stock to be so transferred, and, upon such surrender, we will issue to the transferee, in lieu of the shares of Class B Common Stock, an equal number of shares of Class A Common Stock.

Mergers, Etc. In the event of any merger, reclassification or other transaction in which shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Class B Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Class A Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Class B Common Stock will be non-voting securities under the resulting corporation’s organizational documents and we shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Class B Common Stock then outstanding) and take such actions necessary to ensure that holders of the Class B Common Stock shall retain securities with substantially the same privileges, limitations and relative rights as the Class B Common Stock. Subject to the foregoing, in the event the holders of Class A Common Stock are provided the right to convert or exchange Class A Common Stock for stock or securities, cash and/or any other property, then the holders of the Class B Common Stock will be provided the same right based upon the number of shares of Class A Common Stock such holders would be entitled to receive if such shares of Class B Common Stock were converted into shares of Class A Common Stock immediately prior to such offering. In the event that we offer to repurchase shares of Class A Common Stock from our shareholders generally, we will offer to repurchase Class B Common Stock pro rata based upon the number of shares of Class A Common Stock such holders would be entitled to receive if such shares were converted into shares of Class A Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Class A Common Stock, we will provide the holders of the Class B Common Stock the right to participate based upon the number of shares of Class A Common Stock such holders would be entitled to receive if such shares were converted into shares of Class A Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Class B Common Stock shall be issued in the form of Class B Common Stock rather than Class A Common Stock.

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No Preemptive Rights; Redemption Rights; Sinking Fund and Redemption Provisions. Our Common Stock has no preemptive rights, redemption rights, sinking fund or redemption provisions.

Transfer Agent and Registrar. Computershare is the transfer agent and registrar for our Common Stock.

Restrictions on Ownership. The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve before acquiring 5% or more of our Class A Common Stock. The Change in Bank Control Act requires any person, other than a bank holding company, to obtain the approval of the Federal Reserve before acquiring 10% or more of our Class A Common Stock. Any holder of 25% or more of our Class A Common Stock, a holder of 33% or more of our total equity, or a holder of 5% or more of our Class A Common Stock if such holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a bank holding company under the BHCA.

Preferred Stock

General. Our Amended Articles authorize the issuance of 30,000,000 shares of preferred stock, no par value per share. As of February 28, 2013, there were 52,372 shares of our TARP Preferred Stock issued and outstanding, and no shares of Series B Preferred Stock or Series C Preferred Stock outstanding. All shares of Series B Preferred Stock and Series C Preferred Stock previously outstanding were converted into shares of Class A Common Stock and Class B Common Stock, respectively, pursuant to the terms of our Amended Articles on February 22, 2013 following approval of such conversions at a meeting of our shareholders held on February 20, 2013.

Our Amended Articles, subject to certain limitations, authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

TARP Preferred Stock. As part of the Emergency Economic Stabilization Act of 2008, the Treasury created the Capital Purchase Program (or “CPP”), which authorized the Treasury to invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies for the purpose of stabilizing the U.S. financial markets. On December 12, 2008, pursuant to the CPP, we issued and sold 52,372 shares of TARP Preferred Stock to Treasury. The TARP Preferred Stock has a liquidation preference of $1,000 per share. The holders of the TARP Preferred Stock have preferential dividend and liquidation rights over holders of our Common Stock. The TARP Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years, and thereafter 9% per year. The TARP Preferred Stock is non-voting, except in limited circumstances. So long as any of our TARP Preferred Stock is outstanding, we may not repurchase or otherwise acquire any of our outstanding Common Stock unless we are current in our dividend payments on our outstanding TARP Preferred Stock. We may not redeem the TARP Preferred Stock without prior consultation with our primary federal regulator.

Voting Rights

Except as indicated below or otherwise required by law, the holders of our TARP Preferred Stock do not have any voting rights.

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Election of Two Directors upon Non-Payment of Dividends. If the dividends on the TARP Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of our directors will automatically increase by two and the holders of our TARP Preferred Stock, voting as a single class, will be entitled to elect two members of our Board of Directors (referred to as the “preferred stock directors”) at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of our TARP Preferred Stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of our authorized directors will be reduced by two directors. The holders of a majority of shares of our TARP Preferred Stock, voting as a class, may remove any preferred stock director, with or without cause, as well as fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of our TARP Preferred Stock are outstanding, in addition to any other vote or written consent of shareholders required by law or by our Amended Articles, the vote or written consent of the holders of at least 66 2/3% of the shares of our TARP Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•	any amendment or alteration of the certificate of designations for the TARP Preferred Stock or our Amended Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the TARP Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the TARP Preferred Stock or our Amended Articles so as to adversely affect the rights, preferences, privileges or voting powers of the TARP Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the TARP Preferred Stock or of a merger or consolidation by us with another entity, unless the shares of our TARP Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of our TARP Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the TARP Preferred Stock, taken as a whole.

To the extent of the voting rights of the TARP Preferred Stock, each holder of our TARP Preferred Stock will be entitled to one vote for each share of our TARP Preferred Stock held.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of our TARP Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of our TARP Preferred Stock to effect the redemption.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of our TARP Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of our TARP Preferred Stock will be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities, but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the TARP Preferred Stock.

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If our assets are not sufficient to pay the total liquidation amount in full to all holders of our TARP Preferred Stock and all holders of other shares of stock ranking equally with the TARP Preferred Stock, the amounts paid to the holders of our TARP Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount of those holders. If the total liquidation amount per share of our TARP Preferred Stock has been paid in full to all holders of our TARP Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the TARP Preferred Stock will be entitled to receive all our remaining assets according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

Dividend Rights

The holders of our TARP Preferred Stock are entitled to receive, if and when declared by our Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share with respect to each dividend period during the five year period following December 12, 2008 and 9% per share thereafter on (i) the liquidation preference of $1,000 per share of our TARP Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the TARP Preferred Stock are payable to the holders of record of shares of our TARP Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

Dividends on the TARP Preferred Stock are cumulative. If for any reason our Board of Directors does not declare a dividend on the TARP Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are required to provide written notice to the holders of shares of our TARP Preferred Stock prior to the applicable dividend payment date if we determine not to pay any dividend or a full dividend with respect to the TARP Preferred Stock.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit their payment.

With respect to the payment of dividends and the amounts to be paid upon liquidation, the TARP Preferred Stock ranks (i) senior to our Common Stock and all other equity securities designated as ranking junior to the TARP Preferred Stock; and (ii) equally with all other equity securities designated as ranking on a parity with the TARP Preferred Stock, referred to as parity stock with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

So long as any share of our TARP Preferred Stock remains outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend or distribution may be declared or paid on shares of our Common Stock or any other shares of junior stock, other than a dividend payable solely in shares of our Common Stock. In addition, we may not repurchase, redeem or otherwise acquire for consideration any shares of our Common Stock or other junior stock unless all accrued and unpaid dividends for all past dividend periods on the TARP Preferred Stock are fully paid, other than: (i) redemptions, purchases or other acquisitions of shares of our Common Stock, other junior stock or parity stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan; (ii) any dividends or distributions of rights or junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iii) our acquisition of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians; and (iv) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

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On any dividend payment date for which full dividends on the TARP Preferred Stock and any other parity stock are not paid, or declared and funds set aside therefor, all dividends paid or declared with respect to the TARP Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the TARP Preferred Stock, from time to time out of any funds legally available for such payment, and the holders of our TARP Preferred Stock will not be entitled to participate in any such dividends.

Redemption

We may redeem the TARP Preferred Stock, subject to the approval of the appropriate federal banking agency, in whole or in part, at any time and from time to time. Once an institution notifies Treasury that it would like to repay its investment, Treasury must permit repayment subject to consultation with the appropriate federal banking agency. All such redemptions will be at 100% of the issue price, plus any accrued and unpaid dividends.

If fewer than all of the outstanding shares of our TARP Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable.

Shares of our TARP Preferred Stock that are redeemed, repurchased or otherwise acquired by us will be cancelled and will revert to authorized but unissued shares of our preferred stock.

The TARP Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of our TARP Preferred Stock have no right to require the redemption or repurchase of the TARP Preferred Stock.

TARP Warrant

In connection with the Treasury’s purchase of our TARP Preferred Stock, we issued to the Treasury, a warrant exercisable for 2,567,255 shares of our Class A Common Stock (subject to adjustment, as described below) at an initial exercise price of $3.06 per share, referred to as the “TARP Warrant.” The TARP Warrant may be exercised at any time on or before 5:00 p.m., New York City time, on December 12, 2018 by surrender of the TARP Warrant and a completed notice of exercise attached as an annex to the TARP Warrant together with payment of the exercise price for the shares of Class A Common Stock for which the TARP Warrant is being exercised. The exercise price may be paid either by our withholding of such number of shares of Class A Common Stock issuable upon exercise of the TARP Warrant equal to the value of the aggregate exercise price of the TARP Warrant determined by reference to the market price of our Class A Common Stock on the trading day on which the TARP Warrant is exercised or, if agreed to by us and the holder of the TARP Warrant, by the payment of cash equal to the aggregate exercise price.

Rights as a Shareholder

The holder of the TARP Warrant does not have the rights or privileges of a holder of our Class A Common Stock, including any voting rights, until (and then only to the extent) the TARP Warrant has been exercised.

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Transferability

The TARP Warrant, and all rights under the TARP Warrant, is transferable.

Adjustments to the TARP Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the TARP Warrant may be exercised, and the exercise price of the TARP Warrant, will be proportionately adjusted in the event we pay dividends or make distributions of our Class A Common Stock, subdivide, combine or reclassify outstanding shares of our Class A Common Stock.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the TARP Warrant will be adjusted to reflect such a distribution.

Certain Repurchases. If we effect a pro rata repurchase of Class A Common Stock, then both the number of shares issuable upon exercise of the TARP Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction and requiring shareholder approval, the right of the holder of the TARP Warrant to receive shares of our Class A Common Stock upon exercise of the TARP Warrant will convert into the right to exercise the TARP Warrant for the consideration that would have been payable to the holder of the TARP Warrant with respect to the shares of Class A Common Stock for which the TARP Warrant may be exercised, as if the TARP Warrant had been exercised prior to such merger, consolidation or similar transaction.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

Our Amended Articles, subject to certain limitations, authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, our Board of Directors could adversely affect the voting power of the holders of Class A Common Stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

SELLING SECURITYHOLDERS

When we refer to the “Selling Securityholders” in this prospectus we mean the persons listed in the table below. The Selling Securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus.

The Selling Securityholders initially acquired the Securities covered by this prospectus at the closing of the Private Placement, as described above under “Summary of the Underlying Transaction.” The Selling Securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “Plan of Distribution.”

Except for positions held by certain Selling Securityholders indicated in this paragraph, and other than with respect to the acquisitions of the Securities from us, none of the Selling Securityholders has, or within the past three years has had, any position, office, or other material relationship with us or our affiliates. Michael S. Albert, J. David Branch, Robert C. Clark, Alex A. Diffey, Jr., Barry Z. Dodson, Joseph H. Kinnarney, Mary E. Rittling, John F. Watts, G. Alfred Webster, Kenan C. Wright and Julius S. Young, Jr. are directors of the Company and the Bank; Pressley A. Ridgill is President, Chief Executive Officer and a director of the Company and the Bank; Ramsey K. Hamadi is Senior Executive Vice President and Chief Financial Officer of the Company and the Bank; William W. Budd, Jr. is Senior Executive Vice President and Chief Credit Officer of the Bank; and Robin S. Hager is Senior Executive Vice President and Chief Administrative Officer of the Bank.

In connection with the Private Placement, subject to satisfaction of all legal, regulatory, securities listing and governance requirements, Endicott Opportunity Partners III L.P. (“Endicott”) received the right to nominate a director (the “Designated Director”) to serve on our Board of Directors and the Board of Directors of the Bank, and appoint an observer to attend meetings of our Board and the Board of the Bank in a non-voting “observer” capacity. With respect to each annual meeting of shareholders following the closing of the Private Placement, subject to satisfaction of all legal, regulatory, securities listing and governance requirements, and for so long as Endicott beneficially owns at least 4.9% of our outstanding shares of Class A Common Stock, the Stock Purchase Agreements provide that the Designated Director shall be nominated by the Nominating Committee of our Board to serve on our Board and the Board of the Bank. Accordingly, on December 19, 2012, our Board elected Endicott’s nominee, Donald P. Johnson, to serve as a director of the Company and the Bank until our 2013 Annual Meeting of Shareholders, or until his successor is elected and qualified, or his earlier removal, resignation, death or incapacity.

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Securities Covered by this Prospectus Held by Selling Securityholders

The following table lists the Selling Securityholders and their ownership of Securities to be offered pursuant to this prospectus.

We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that one or more of the Selling Securityholders will not sell any or all of their Securities offered under this prospectus. Because the Selling Securityholders may offer all or some of their Securities, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to any sales of any such Securities, we cannot estimate the number of Securities that will be held by the Selling Securityholders after completion of the offering. For purposes of the table below, we have assumed that the Selling Securityholders would sell all of the Securities purchased in the Private Placement and therefore would hold no Securities following the offering, other than shares of Class A Common Stock that certain Selling Securityholders have informed us they acquired independently of the Private Placement and are not included for resale in this offering. Each Selling Securityholder has requested that all of his, her or its Securities acquired in the Private Placement be registered for resale in this offering.

The information set forth below is based on information provided by the Selling Securityholders. Unless otherwise stated in the footnotes below, each of the Selling Securityholders has sole voting and investment power for all the Securities shown in the table.

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Name of Selling Securityholder	Shares of Class A Common Stock beneficially owned prior to offering	Shares of Class B Common Stock beneficially owned prior to offering	Maximum shares of Class A Common Stock to be offered	Maximum shares of Class B Common Stock to be offered	Shares of Class A Common Stock owned after offering (1)	Shares of Class B Common Stock owned after offering (1)	Percentage of outstanding Class A Common Stock owned after offering (2)	Percentage of outstanding Class B Common Stock owned after offering (3)
Michael S. Albert (4)	50,469	-	10,000	-	40,469	-	*	-
J. David Branch (5)	34,844	-	10,000	-	24,844	-	*	-
William W. Budd, Jr. (6)	17,400	-	5,000	-	12,400	-	*	-
Robert C. Clark (7)	14,918	-	2,749	-	12,169	-	*	-
Alex A. Diffey, Jr. (8)	26,207	-	5,499	-	20,708	-	*	-
Barry Z. Dodson (9)	94,489	-	10,000	-	84,489	-	*	-
Robin S. Hager (10)	11,798	-	1,000	-	10,798	-	*	-
Ramsey K. Hamadi (11)	92,202	-	5,000	-	87,202	-	*	-
Joseph H. Kinnarney (12)	99,017	-	3,000	-	96,017	-	*	-
Pressley A. Ridgill (13)	166,245	-	50,000	-	116,245	-	*	-
Mary E. Rittling (14)	7,340	-	1,000	-	6,340	-	*	-
John F. Watts (15)	78,904	-	23,750	-	55,154	-	*	-
G. Alfred Webster (16)	21,341	-	15,000	-	6,341	-	*	-
Kenan C. Wright (17)	237,715	-	160,000	-	77,715	-	*	-
Julius S. Young, Jr. (18)	97,410	-	2,750	-	94,660	-	*	-
8267561 Canada Inc. (19)	-	-	32,613	-	-	-	-	-
Bay Pond Investors USB LLC (20)	-	-	790,726 (21)	397,840	-	-	-	-
Bay Pond Partners L.P. (20)	-	-	1,260,886 (21)	634,409	-	-	-	-
Bridge Equities III LLC (22)	-	-	1,079,545	-	-	-	-	-
Compass Island Investment Opportunities Fund A LP (23)	-	-	909,090	-	-	-	-	-
Consector Partners Master Fund LP (24)	-	-	681,750	-	-	-	-	-
Cradle Cove Investment Opportunities Fund LP (23)	-	-	90,909	-	-	-	-	-
EJF Debt Opportunities Master Fund II L.P. (19)	-	-	501,386	-	-	-	-	-
EJF Debt Opportunities Master Fund L.P. (19)	-	-	406,863	-	-	-	-	-
EJF Financial Services Fund L.P. (19)	-	-	227,272	-	-	-	-	-
Endicott Opportunity Partners III L.P. (25)	-	-	4,227,500 (21)	1,723,000	-	-	-	-
FJ Capital Long Short Equity Fund LLC (22)	-	-	85,227	-	-	-	-	-
HHMI VII LLC (19)	-	-	75,522	-	-	-	-	-
Ithan Creek Investors II USB LLC (20)	-	-	73,863 (21)	37,159	-	-	-	-
Ithan Creek Investors USB,LLC (20)	-	-	302,567 (21)	152,227	-	-	-	-
LAM Financial Holdings LLLP (19)	-	-	6,340	-	-	-	-	-
TFO Financial Institutions restructuring Fund LLC (26)	-	-	1,250,000	-	-	-	-	-
Wolf Creek Investors USB LLC (20)	-	-	222,840 (21)	112,113	-	-	-	-
Wolf Creek Partners L.P. (20)	-	-	258,363 (21)	130,000	-	-	-	-

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*	Represents less than 1% of the issued and outstanding shares of Class A Common Stock or Class B Common Stock, as applicable.

(1)	Assumes that each Selling Securityholder will sell all shares offered by such Selling Securityholder under this prospectus.

(2)	This number represents the percentage of Class A Common Stock to be owned by the Selling Securityholder after completion of the offering based on the number of shares outstanding on February 28, 2013 (25,257,130) plus, in the case of each Selling Securityholder, the number of additional shares that could be purchased by that Selling Securityholder pursuant to stock options exercisable within 60 days (“Option Shares”).

(3)	This number represents the percentage of Class B Common Stock to be owned by the Selling Securityholder after completion of the offering based on the number of shares outstanding on February 28, 2013 (3,186,748).

(4)	Michael S. Albert serves as a member of our Board and the Board of the Bank. Includes (a) 1,250 Option Shares; (b) 799 shares held by Mr. Albert’s son; and (c) 9,185 shares held in our NonQualified Deferred Compensation Plan for Directors and Senior Management (the “Deferred Compensation Plan”).

(5)	J. David Branch serves as a member of our Board and the Board of the Bank. Includes 18,819 shares held in our Deferred Compensation Plan.

(6)	William W. Budd, Jr. serves as Senior Executive Vice President and Chief Credit Officer of the Bank. Includes 5,350 Option Shares.

(7)	Robert C. Clark serves as a member of our Board and the Board of the Bank. Includes 6,926 shares held in our Deferred Compensation Plan.

(8)	Alex A. Diffey, Jr., serves as a member of our Board and the Board of the Bank. Includes 9,342 shares held in our Deferred Compensation Plan.

(9)	Barry Z. Dodson serves as a member of our Board and the Board of the Bank. Includes (a) 26,750 Option Shares; (b) 394 shares held jointly with Mr. Dodson’s wife; (c) 2,650 shares held by Mr. Dodson’s wife; (d) 7,077 shares held by a trust for the benefit of Mr. Dodson’s daughter, and for which Mr. Dodson and his daughter serve as joint trustees; (e) 2,011 shares held by Mr. Dodson’s daughter; (f) 3,362 shares held by Mr. Dodson as custodian for his daughter; and (g) 29,828 shares held in our Deferred Compensation Plan.

(10)	Robin S. Hager serves as Senior Executive Vice President and Chief Administrative Officer of the Bank. Includes 5,535 Option Shares.

(11)	Ramsey K. Hamadi serves as Senior Executive Vice President and Chief Financial Officer of the Company and the Bank.

(12)	Joseph H. Kinnarney serves as a member of our Board and the Board of the Bank. Includes (a) 26,750 Option Shares; and (b) 45,754 shares held in our Deferred Compensation Plan.

(13)	Pressley A. Ridgill serves as President and Chief Executive Officer of the Company and the Bank, and also serves as a member of our Board and the Board of the Bank. Includes (a) 63,529 Option Shares; and (b) 51,285 shares held in our Deferred Compensation Plan.

(14)	Mary E. Rittling serves as a member of our Board and the Board of the Bank. Includes (a) 2,900 shares held by Dr. Rittling’s husband and (b) 1,609 shares held in our Deferred Compensation Plan.

(15)	John F. Watts serves as a member of our Board and the Board of the Bank. Includes (a) 639 shares held by Mr. Watts as custodian for his daughter; (b) 68 shares held by Mr. Watts as custodian for his son; and (c) 49,509 shares held in our Deferred Compensation Plan.

(16)	G. Alfred Webster serves as a member of our Board and the Board of the Bank. Includes 1,609 shares held in our Deferred Compensation Plan.

(17)	Kenan C. Wright serves as a member of our Board and the Board of the Bank. Includes (a) 26,750 Option Shares; and (b) 170,439 shares held in our Deferred Compensation Plan.

(18)	Julius S. Young, Jr. serves as a member of our Board and the Board of the Bank. Includes (a) 1,250 Option Shares; and (b) 96,498 shares held in our Deferred Compensation Plan.

(19)	Emanuel J. Friedman and Neal J. Wilson, Chief Executive Officer and Chief Operating Officer respectively of EJF Capital LLC, which is the investment manager of the Selling Stockholder, have voting and investment power with respect to the shares of our Common Stock held by such Selling Stockholder.

(20)	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Each of Ithan Creek Investors II USB LLC, Ithan Creek Investors USB, LLC, Bay Pond Partners L.P., Bay Pond Investors USB LLC, Wolf Creek Partners L.P. and Wolf Creek Investors USB LLC has indicated that it may be deemed to be an affiliate of a registered broker-dealer, but it has represented that it purchased the Securities in the ordinary course of business and, at the time of the purchase of the Securities, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

(21)	Includes shares of Class A Common Stock underlying the shares of Class B Common Stock owned by the Selling Stockholder. The Class B Common Stock may be converted into Class A Common Stock at the option of a transferee that is not the initial holder or an affiliate thereof, and who acquired the shares in an approved transfer.

(22)	Martin Friedman, managing director of FJ Capital Management LLC, which is the investment manager of the Selling Stockholder, has sole investment power with respect to the shares of our Common Stock held by such Selling Stockholder.

(23)	Shivan Govindan, Matthew Elsom, Jeffrey Blomstrom, Jeffrey Brotman and Jonathan Cohen, each of Resource America, Inc., which is the investment manager of the Selling Stockholder, have voting and investment power with respect to the shares of our Common Stock held by such Selling Stockholder. Each of Compass Island Investment Opportunities Fund A LP and Cradle Cove Investment Opportunities Fund LP has indicated that it may be deemed to be an affiliate of a registered broker-dealer, but it has represented that it purchased the Securities in the ordinary course of business and, at the time of the purchase of the Securities, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

(24)	William J. Black Jr., managing partner of Consector Capital LP, which is the investment manager of the Selling Stockholder, has sole voting and investment power with respect to the shares of our Common Stock held by such Selling Stockholder.

(25)	W.R. Endicott III, L.L.C., a Delaware limited liability company (“WR III LLC”), is the general partner of such Selling Stockholder. As the general partner of such Selling Stockholder, WR III LLC has the power to vote and dispose of the securities owned by such Selling Stockholder. Endicott Management Company, a Delaware corporation (“EMC”), the investment manager of such Selling Stockholder has the power to vote and direct the disposition of the proceeds from the sale of the shares of our Common Stock owned by such Selling Stockholder. Wayne K. Goldstein and Robert I. Usdan are the Co-Presidents, sole directors and sole shareholders of EMC and the managing members of WR III LLC.

(26)	Abdulmohsin Al Omran, Matthew B. Hansen, Abdulwahab Al Betairi and Jon P. Hedley as directors, and Dragomir Kolev, as the portfolio manager, of TFO Financial Institutions Restructuring Fund SPC, which is the managing member of the Selling Stockholder, have voting and investment power with respect to the shares of our Common Stock held by such Selling Stockholder.

PLAN OF DISTRIBUTION

We are registering the Securities purchased by the Selling Securityholders in the Private Placement to permit their resales of these Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from such sales. We will bear all fees and expenses incident to our obligation to register the Securities.

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The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Securityholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of Securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Securityholders also may resell all or a portion of their Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge Securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Securityholders have been advised that they may not use Securities covered by this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

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The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealers or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each Selling Securityholder has informed us that he, she or it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Certain Selling Securityholders have indicated that they may be deemed to be affiliates of a broker-dealer, but each such Selling Shareholder has represented that it purchased the Securities in the ordinary course of business and, at the time of such purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

Upon being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of Securities involved, (iii) the price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless an offering of the Securities has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the registration statement of which this prospectus forms a part.

Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of this offering of the Securities, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Securityholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by him, her or it. We have agreed to indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, or in certain circumstances, provide contribution in the alternative. We may be indemnified by the Selling Securityholders against certain liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, or in the alternative, we may be entitled to contribution.

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LEGAL MATTERS

The validity of the Securities offered by this prospectus will be passed upon for us by Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

EXPERTS

The consolidated financial statements of the Company appearing in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton, LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our legal counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. is deemed to have a “substantial interest” in the Company by virtue of one of its attorneys, Robert A. Singer Esq., beneficially owning 17,721 shares of our Class A Common Stock.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 25, 2013;

•	those portions of our Definitive Proxy Statement on Schedule 14A deemed incorporated into our Annual Report on Form 10-K, filed with the SEC on March 25, 2013; and

•	our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 29, 2013, February 11, 2013, February 21, 2013 , and March 22, 2013.

A description of our capital stock can be found herein under “Description of Capital Stock,” above.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement; and (ii) on or after the date of this prospectus until the earlier of the date on which all of the Securities registered hereunder have been sold by the Selling Securityholders or the registration statement, of which this prospectus forms part, has been withdrawn. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

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We will provide each person to whom this prospectus is delivered, including any beneficial owner of our shares, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, upon written or oral request at no cost to the requester, by writing or telephoning us at the address set forth below.

NewBridge Bancorp

Attn: Corporate Secretary

1501 Highwoods Boulevard, Suite 400

Greensboro North Carolina

(336) 369-0900

You may also view and print these reports and documents on the Investor Relations page of our website at www.NewBridgeBank.com. Information on our website shall not be deemed a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is www.sec.gov.

Such reports and other information concerning the Company can also be retrieved by accessing our website (www.NewBridgeBank.com). Information on our website shall not be deemed a part of this prospectus.

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the Securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$9,925
Legal fees and expenses*	$25,000
Accounting fees and expenses*	$15,000
Printing costs*	$2,500
Mailing and other miscellaneous expenses*	$2,500
Total*	$54,925

* Estimated

Item 15. Indemnification of Directors and Officers.

The North Carolina Business Corporation Act (“NCBCA”) provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation’s request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

Permissible indemnification. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

Mandatory indemnification. Unless limited by the corporation’s charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

Advance for expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

Court-ordered indemnification. Unless otherwise provided in the corporation’s charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

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Voluntary indemnification. In addition to and separate and apart from “permissible” and “mandatory” indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation’s charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney’s fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

Parties entitled to indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

Indemnification by the Company. Our Amended Articles and Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by applicable law.

Insurance. The NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent to the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. We currently maintain directors’ and officers’ insurance policies covering our directors and officers.

Summary Only. The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which, and the person for whose benefit, indemnification shall or may be made.

Item 16. Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on March 25, 2013.

NEWBRIDGE BANCORP

By:	/s/ Pressley A. Ridgill
Pressley A. Ridgill President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on March 25, 2013

Signatures	Title

/s/ Pressley A. Ridgill	President, Chief Executive Officer and Director
Pressley A. Ridgill	(principal executive officer)

/s/ Ramsey K. Hamadi	Senior Vice President, Chief Financial Officer
Ramsey K. Hamadi	(principal financial officer)

/s/ Richard M. Cobb	Senior Vice President, Chief Accounting Officer, Controller
Richard M. Cobb	(principal accounting officer)

/s/ Michael S. Albert *	Chairman of the Board
Michael S. Albert

/s/ Barry Z. Dodson *	Vice Chairman, Director
Barry Z. Dodson

/s/ J. David Branch *	Director
J. David Branch

/s/ C. Arnold Britt *	Director
C. Arnold Britt

/s/ Robert C. Clark *	Director
Robert C. Clark

Director
Alex A. Diffey, Jr.

/s/ Donald P. Johnson *	Director
Donald P. Johnson

/s/ Joseph H. Kinnarney *	Director
Joseph H. Kinnarney

/s/ Robert F. Lowe *	Director
Robert F. Lowe

/s/ Mary E. Rittling *	Director
Mary E. Rittling

/s/ E. Reid Teague *	Director
E. Reid Teague

/s/ John F. Watts *	Director
John F. Watts

/s/ G. Alfred Webster *	Director
G. Alfred Webster

/s/ Kenan C. Wright *	Director
Kenan C. Wright

/s/ Julius S. Young, Jr. *	Director
Julius S. Young, Jr.

*By:	/s/ Pressley A. Ridgill
Pressley A. Ridgill
Attorney-in-fact

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation, and amendments thereto, incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8, filed with the SEC on May 16, 2001 (SEC File No. 333-61046).

3.2	Articles of Merger of FNB with and into LSB, including amendments to the Articles of Incorporation, as amended, incorporated by reference to Exhibit 3.4 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 9, 2007 (SEC File No. 000-11448).

3.3	Amended and Restated Bylaws adopted by the Board of Directors on August 17, 2004 and amended on July 23, 2008 (with identified Bylaw approved by the shareholders) incorporated by reference to Exhibit 3.3 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009 (SEC File No. 000-11448).

3.4	Articles of Amendment, filed with the North Carolina Department of the Secretary of State on December 12, 2008, incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on December 12, 2008 (SEC File No. 000-11448).

3.5	Articles of Amendment to Designate the Terms of the Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock and Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on November 30, 2012 (SEC File No. 000-11448).

3.6	Articles of Amendment, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on February 21, 2013 (SEC File No. 000-11448).

4.1	Amended and Restated Trust Agreement, regarding Trust Preferred Securities, dated August 23, 2005, incorporated herein by reference to Exhibit 4.02 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC (SEC File No. 000-13086).

4.2	Guarantee Agreement, regarding Trust Preferred Securities, dated August 23, 2005, incorporated herein by reference to Exhibit 4.03 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC (SEC File No. 000-13086).

4.3	Indenture, regarding Trust Preferred Securities, dated August 23, 2005, incorporated herein by reference to Exhibit 4.04 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC (SEC File No. 000-13086).

4.4	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, incorporated herein by reference to Exhibit 4.2 of the Current Report on Form 8-K filed with the SEC on December 12, 2008 (SEC File No. 000-11448).

4.5	Warrant for Purchase of Shares of Common Stock issued by Bancorp to the United States Department of the Treasury on December 12, 2008, incorporated herein by reference to Exhibit 4.3 of the Current Report on Form 8-K filed with the SEC on December 12, 2008 (SEC File No. 000-11448).

4.6	Certificate of Designation for the Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock and Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock, incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on November 30, 2012 (SEC File No. 000-11448).

4.7	Certificate of Designation for the Class B Common Stock, incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on February 21, 2013 (SEC File No. 000-11448).

5.1	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

10.1	Form of Securities Purchase Agreement, dated November 1, 2012, between Bancorp and certain investors, incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on November 1, 2012 (SEC File No. 000-11448).

10.2	Form of Registration Rights Agreement, dated November 1, 2012, between Bancorp and certain investors, incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on November 1, 2012 (SEC File No. 000-11448).

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney. **

** Previously filed as Exhibit 24.1 to the Registration Statement on Form S-3, filed on March 1, 2013.